Exhibit 10.13

Remora Capital Management, LLC
3200 West End Avenue, Suite 500
Nashville, TN 37203

May 23, 2025

Remora Capital Corporation

3200 West End Avenue, Suite 500
Nashville, TN 37203

RE:	Transaction Fee Letter

Ladies and Gentlemen:

This letter confirms the agreement (the “Agreement”) among Remora Capital Management, LLC (the “Investment Manager”) and Remora Capital Corporation (the “Company”), in consideration of the fee agreements between the Investment Manager and the Company. Capitalized terms that are not defined herein shall be defined as set forth in the investment management agreement by and between the Company and the Investment Adviser.

The parties agree that the Investment Manager will pay without reimbursement from the Company all legal costs related to (i) the consent solicitation related to the amendments to the limited partnership agreements of each of Remora Capital Partners I, LP, Remora Capital Partners I QP LP, Remora Capital Partners II, LP and Remora Capital Partners II QP, LP (collectively, the “Funds”) and the associated merger of the Funds with and into the Company, with the Company as the surviving entity (collectively, such actions, the “Merger”) and (ii) the formation and organization of the Company. The parties also agree that the Investment Manager will pay for all other organizational, offering and other expenses, including, but not limited to, audit fees, printer fees, fees associated with any service provider to the Company and financing fees, etc., incurred in connection with the Company’s organization and initial private offering (other than the legal fees as described above) to the extent the Company does not make an election to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). For the avoidance of doubt, any such expenses (other than the legal fees as described above) shall only be reimbursable by the Company upon the election by the Company to be regulated as a business development company under the 1940 Act.

Additionally, the Investment Manager has agreed to waive 25% of its Management Fee for period of twelve months following the effective date of the Investment Management Agreement (the “Investment Management Agreement”) as described in the Company’s registration statement on Form 10 to be filed by the Company on or about May 27, 2025 (the “Fee Waiver”). The Fee Waiver will not be revocable by the Company or the Investment Manager and the amounts waived under the Fee Waiver will not be subject to any right of future recoupment in favor of the Investment Manager.

Upon execution by all parties hereto, this Agreement shall constitute a binding agreement among the parties hereto that may not be amended without such parties’ written consent and shall be effective for so long as the Investment Management Agreement is effective.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Very truly yours,
REMORA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Mafrice
Name:	Daniel Mafrice
Title:	Chief Executive Officer